Exhibit 21.1

SPAR Group, Inc.
List of Subsidiaries

100 % Owned Subsidiaries	State/Country of Incorporation
SPAR Acquisition, Inc.	Nevada
SPAR Bert Fife, Inc. (inactive)	Nevada
SPAR Canada Company	Nova Scotia, Canada
SPAR Canada, Inc.	Nevada
SPAR Group International, Inc.	Nevada
SPAR International Ltd.	Cayman Islands
SPAR Marketing Force, Inc.	Nevada
SPAR Megaforce, Inc. (inactive)	Nevada
SPAR Trademarks, Inc.	Nevada
SPAR Merchandising Romania, Ltd. (inactive)	Romania
SPAR China Ltd.	China
SPAR FM Japan, Inc.	Japan
SPAR (Shanghai) Field Marketing Ltd. (inactive)	China
NMS Retail Services, ULC	Nova Scotia, Canada
National Assembly Services, Inc.	Nevada
National Merchandising Services, LLC	Nevada
NMS Holdings, Inc.	Nevada

51% Owned Subsidiaries	Country
SGRP Meridian (Pty), Ltd.	South Africa
Owns 51% of CMR-Meridian (Pty) Ltd.	South Africa
SPARFACTS Australia (Pty), Ltd.	Australia
SPAR (Shanghai) Marketing Management Company Ltd.	China
Owns 75.5% of SPAR DSI Human Resource Company	China
SPAR TODOPROMO, SAPI, de CV	Mexico
SPAR NDS Tanitim Ve Danismanlik A.S.	Turkey
SPAR KROGNOS Marketing Private Limited	India
Preceptor Marketing Services Private Limited (acquired March 2013)	India